UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2021

Basic Energy Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-32693	54-2091194
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

801 Cherry Street, Suite 2100
Forth Worth, TX	76102
(Address of principal executive offices)	(Zip Code)

(817) 334-4100
(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value per share*	BASX*	The OTCQX Best Market*

* Until December 2, 2019, Basic Energy Services, Inc.’s common stock traded on the New York Stock Exchange under the symbol “BAS”. On December 3, 2019, Basic Energy Service, Inc.’s common stock began trading on the OTCQX® Best Market tier of the OTC Markets Group Inc. Deregistration under Section 12(b) of the Act became effective on March 16, 2020.

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On April 14, 2021, Basic Energy Services, Inc. (the “Company”) and certain of the Company’s subsidiaries entered into a forbearance agreement (the “Forbearance Agreement”) with Bank of America, N.A., as administrative agent (the “Agent”) and certain lenders holding greater than a majority of the commitments (collectively, the “Credit Agreement Forbearing Parties”) under that certain Credit Agreement dated October 2, 2018 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”) among the Company, the lenders party thereto, and the Agent.

Pursuant to the Forbearance Agreement, subject to certain terms and conditions set forth therein, the Credit Agreement Forbearing Parties have agreed to temporarily forbear from exercising any rights or remedies they may have in respect of the event of default described below and certain additional events of default described therein. The Forbearance Agreement terminates at 5:00 p.m. Central Daylight Savings Time on April 28, 2021, unless extended or certain specified circumstances cause an earlier termination.

The above description of the terms of the Forbearance Agreement does not purport to be complete and is qualified in its entirety by the full text of the Forbearance Agreement, which is attached as an exhibit hereto and is incorporated herein by reference.

Item 8.01 Other Events.

On April 15, 2021, the Company elected to utilize the 30-day grace period with respect to, and not to make, the approximate $16.335 million semi-annual interest payment that was due on April 15, 2021 with respect to the Company’s outstanding 10.75% senior notes due 2023 (the “Notes”). Under the indenture governing the Notes (the “Indenture”) the Company has a 30-day grace period after the interest payment date before an event of default. The occurrence of an event of default under the Indenture would give the trustee or the holders of at least 25% of principal amount of the outstanding Notes the option to declare all of the Notes due and payable immediately upon such event of default. Failure to make the interest payment on the Notes when due on April 15, 2021 constitutes an event of default under the Company’s Credit Agreement. Additionally, failure to make the interest payments on the Notes when due at the end of such grace period would constitute an event of default under the Company’s (i) Senior Secured Promissory Note with Ascribe III Investments LLC (“Ascribe”) as payee (the “Senior Secured Promissory Note”) and (ii) Second Lien Promissory Note with Ascribe (the “Second Lien Promissory Note”). The occurrence of an event of default under the Credit Agreement, the Senior Secured Promissory Note or the Second Lien Promissory Note would allow the respective agent or lenders to declare the Company’s obligations thereunder immediately due and payable and to exercise such rights and remedies provided for under such agreements subject to applicable intercreditor arrangements.

Item 7.01 Regulation FD Disclosure.

On April 15, 2021, the Company issued a press release announcing its election to utilize the 30-day grace period with respect to the interest payment due on April 15, 2021 under the indenture governing the Company’s 10.75% senior notes due 2023. A copy of the press release is being furnished as Exhibit 99.1 hereto and is incorporated into this Item 7.01 by reference.

The information furnished pursuant to Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, is not subject to the liabilities of that section and is not deemed incorporated by reference in any filing of the Company’s under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Exhibit
10.1	Forbearance Agreement, dated April 14, 2021, by and among Basic Energy Services, Inc., the guarantors, the lenders party thereto, and Bank of America, N.A. as administrative agent, a swing line lender, and an L/C issuer.
99.1	Press Release dated April 15, 2021.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BASIC ENERGY SERVICES, INC.

	By:	/s/ Adam L. Hurley
Date: April 15, 2021		Adam L. Hurley (Executive Vice President, Chief Financial Officer, Treasurer and Secretary)